EXHIBIT 5.1

Eric C. Jensen

(650) 843-5049

ejensen@cooley.com

December 15, 2011

Zynga Inc.

699 Eighth Street

San Francisco, California 94103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Zynga Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate 263,782,575 shares of the Company’s Class A Common Stock, par value $0.00000625 per share and 209,666,015 shares of the Company’s Class B Common Stock, par value $0.00000625 per share, including (i) 45,616,560 shares of Class A Common Stock (the “2011 EIP Shares”) pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 EIP”); (ii) 8,500,000 shares of Class A Common Stock (the “2011 ESPP Shares”) pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “2011 ESPP”); (iii) 209,666,015 shares of Class A Common Stock (the “2007 EIP Class A Shares”) pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 EIP”, and together with the 2011 EIP and the 2011 ESPP, the “Plans”); (iv) 209,666,015 shares of the Company’s Class B Common Stock pursuant to the 2007 EIP (the “2007 EIP Class B Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2011 EIP Shares, the 2011 ESPP Shares, the 2007 EIP Class A Shares and the 2007 EIP Class B Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Eric C. Jensen

(650) 843-5049

ejensen@cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Eric C. Jensen
Eric C. Jensen

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM